UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2017

JUNIPER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10352	59-2758596
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Arch Street Suite 3110 Boston, Massachusetts	02110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 639-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated With Exit or Disposal Activities.

On September 14, 2017, the Compensation Committee of the Board of Directors (the “Board”) of Juniper Pharmaceuticals, Inc. (the “Company”) approved a reduction of its workforce by approximately 8%, primarily in the areas of new product R&D, as part of a strategic reprioritization. This action is expected to be substantially complete by the end of 2017.

As a result of this reduction in force and strategic reprioritization, the Company estimates that it will incur aggregate charges of approximately $0.6 million to $0.7 million for one-time severance and employee related costs and future obligations due under our manufacturing and development contracts in the third quarter of 2017, of which approximately $0.4 million to $0.5 million are expected to result in cash expenditures by the end of 2017. The charges the Company expects to incur in connection with this reduction in force and strategic reprioritization are subject to a number of assumptions, and actual results may materially differ. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, these actions.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Certain Officers

As part of the strategic reprioritization and reduction in force described elsewhere in the Current Report, Bridget Martell, M.D., Chief Medical Officer, is leaving the Company. Dr. Martell’s employment with the Company will terminate effective September 18, 2017.

(e) Compensatory Arrangements of Certain Departing Officers

Upon the termination of Dr. Martell’s employment as described in Item 5.02(b) above, the Company will enter into a separation agreement and release of the Company and its affiliates with Dr. Martell pursuant to the terms of the amended and restated employment agreement by and between the Company and Dr. Martell dated as of April 12, 2017 (the “Employment Agreement”). According to such separation agreement and release and consistent with the terms of the Employment Agreement, Dr. Martell shall receive six (6) months of base salary continuation and six (6) months of COBRA continuation medical benefits subsidized by the Company following her departure, provided that she does not revoke such separation agreement and release. In addition, based on the approval of the Compensation Committee of the Board, the separation agreement and release extends the period during which Dr. Martell has the right to exercise options that were vested as of her termination date from 90 days to 180 days, provided that she does not revoke such separation agreement and release.

Item 8.01	Other Events.

On September 18, 2017, the Company issued a press release announcing the Company’s strategic reprioritization and reduction in force, and the departure of Dr. Martell as discussed in Item 5.02(b) above. A copy of the press release is filed herewith as Exhibit 99.1 to this Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Juniper Pharmaceuticals, Inc. on September 18, 2017.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUNIPER PHARMACEUTICALS, INC.

By:	/s/ Jeffrey E. Young
Name: Title:	Jeffrey E. Young Senior Vice President, Finance, Chief Financial Officer and Treasurer

Date: September 18, 2017